Austin Lewis-MEDITE Cancer Diagnostics Board Member

Bill O'Neal-SEC Counsel MEDITE Cancer Diagnostics

4203 SW 34th Street

Orlando, Florida 32811

November 6th, 2017

Dear Austin,

I am submitting my resignation to officially retire as the Chairman, CEO and Board member from MEDITE Cancer Diagnostics effective the date of this letter. I will be pursuing other professional objectives and opportunities. I appreciate the support during my time with MEDITE Cancer Diagnostics as the Chief Executive Officer. Over the last several months I was fortunate to be a part of leading a team to refinance MEDITE. The company is well positioned for future growth in what is a very exciting market place.

I want to thank the other Executives at MEDITE that I had the pleasure to serve with and I thoroughly enjoyed both our professional accomplishments but also the friendships that were realized.

I wish everyone at MEDITE the very best success going forward.

Most sincerely,

David E Patterson